Exhibit 99.1
FOR IMMEDIATE RELEASE
March 7, 2011
NYSE Symbol: CPK
CHESAPEAKE UTILITIES CORPORATION REPORTS INCREASED RESULTS FOR 2010
•	A record-high net income of $26.1 million, or $2.73 per share, in 2010, compared to $15.9 million and $2.15 per share in 2009.
•
Excluding the impact of the FPU merger and merger-related costs, Chesapeake’s legacy businesses generated net income of $17.2 million, or $2.44 per share, in 2010, compared to $15.3 million, or $2.20 per share, in 2009. The $0.24 per share increase generated by Chesapeake’s legacy businesses in 2010 represents an 11-percent growth in earnings per share.

•	FPU’s net income increased by $7.5 million as a result of the inclusion of a full year’s results and improved performance, generating an increase of $0.22 per share in 2010.
•	The decrease in merger-related costs added $0.12 per share in 2010.
Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced increased financial results for both the year and quarter ended December 31, 2010. The Company’s net income for the year ended December 31, 2010 was $26.1 million, or $2.73 per share, an increase of $10.2 million, or $0.58 per share, compared to $15.9 million, or $2.15 per share, for the year ended December 31, 2009. Excluding the impact of the FPU merger and merger-related costs, Chesapeake’s legacy businesses continued to experience strong earnings growth and generated net income of $17.2 million, or $2.44 per share, in 2010, compared to $15.3 million, or $2.20 per share, in 2009, representing an 11-percent growth in earnings per share. Chesapeake’s legacy businesses generated 41 percent of the increase in consolidated earnings per share for the year. The results of the legacy businesses reflect continued growth and expansions of the natural gas distribution and transmission systems on the Delmarva Peninsula, a rate increase for the Company’s Central Florida Gas division, favorable weather impacts and improved performance in the advanced information services business. These increases were partially offset by a decline in earnings from the natural gas marketing and propane wholesale marketing businesses. Florida Public Utilities Company (“FPU”) added $0.22 per share to the increase in the Company’s overall results in 2010 due to the inclusion of a full year’s results and improved performance. FPU’s results have been included in the Company’s consolidated results since the completion of the merger on October 28, 2009. The decrease in merger-related costs also added $0.12 per share to the increase in 2010.
The Company’s net income for the quarter ended December 31, 2010 was $7.1 million, or $0.74 per share, an increase of $923,000, or $0.03 per share, compared to $6.2 million, or $0.71 per share, for the same period in 2009. Excluding the impact of the FPU merger and merger-related costs, Chesapeake’s legacy businesses generated net income of $5.4 million, or $0.77 per share, in the fourth quarter of 2010, compared to $5.1 million, or $0.73 per share, for the same period in 2009, representing a five-percent growth in diluted earnings per share. Strong performance by the Delmarva propane distribution operation based on higher volume and retail margins, a rate increase for the Company’s Central Florida Gas division and favorable weather impacts all contributed to the increase generated by Chesapeake’s legacy businesses. FPU’s results for the fourth quarter of 2010, which include an additional accrual of $250,000 for the regulatory risk associated with FPU’s natural gas earnings and recovery of the purchase premium, decreased the earnings per share by $0.05 per share. Discussions with the Florida Office of Public Counsel (“Florida OPC”) and the Florida PSC Staff (“Florida PSC”) regarding such matters are ongoing. Offsetting this decrease in earnings were lower merger-related costs expensed in the fourth quarter of 2010, compared to the same period in 2009, which added $0.04 per share.
“2010 was an exceptional year for Chesapeake,” stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. “We achieved significant growth on the Delmarva Peninsula with our continued efforts to expand the use of natural gas by very aggressively promoting the pricing advantage and environmentally-friendly features of natural gas. We also exceeded our goal to produce earnings accretion in the first year after the FPU merger as a result of cost savings and capitalizing on new integration opportunities in Florida. We are excited about the opportunities to further expand our business, both on the Delmarva Peninsula and in Florida, to ensure continued growth for both our customers and shareholders.”

Highlights for the fourth quarter of 2010 included:
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Operating income from the Delmarva propane distribution operations for the fourth quarter of 2010 increased by $884,000, compared to the same period in 2009, due primarily to higher volumes from the colder-than-normal weather, the timing of deliveries and increased retail margins.

•	The rate increase for Chesapeake’s Florida division, effective in January 2010, contributed approximately $470,000 to gross margin for the quarter ended December 31, 2010.

•
Three-percent growth in residential customers for the Delmarva natural gas distribution operation generated $115,000 in additional gross margin in the fourth quarter of 2010, compared to the same period in 2009. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation also increased by $186,000 in the fourth quarter of 2010, due primarily to the addition of 10 large commercial and industrial customers. Combined with the other new large commercial and industrial customers added during the first three quarters of the year, these new large commercial and industrial customers will generate an estimated annual margin of $748,000, of which $196,000 has been reflected in 2010’s results. The customer additions enable the Company to further extend the Delmarva natural gas distribution and transmission infrastructure, bringing cost-effective and environmentally-friendly natural gas to new areas on the Delmarva Peninsula and creating additional opportunities for future growth.

•
Colder temperatures on the Delmarva Peninsula and in Florida during the fourth quarter and year ended 2010, compared to the same periods in 2009, contributed additional gross margin of $472,000 and $927,000 respectively. Additionally, given that only two months of FPU’s results were included in Chesapeake’s consolidated 2009 gross margin, the appropriate comparison for 2010 for the weather impact on FPU is also normal weather. Higher-than-normal heating and cooling degree-days contributed $3.0 million in margin in 2010. The Company uses historical results as the normal weather for this analysis.

•
Eastern Shore Natural Gas Company (“ESNG”), the Company’s natural gas transmission subsidiary, generated additional gross margin of $140,000 from new transportation services commencing in late 2009 and during 2010. The new transportation services in 2010 will generate estimated annual margin of $332,000, of which $56,000 has been recognized in 2010.

Although not affecting the Company’s results in 2010, ESNG completed the eight-mile mainline extension in December 2010 to interconnect with the Texas Eastern Transmission, LP (“TETLP”) pipeline. ESNG commenced its new transportation services to the Company’s Delaware and Maryland Divisions in January 2011. These new services will generate gross margin of $2.4 million in 2011, $3.9 million in 2012 and $4.3 million annually thereafter. ESNG’s interconnection will provide the Delmarva natural gas distribution operation with access to new sources of natural gas supply from other natural gas production regions, including the Appalachian production region, thereby providing increased reliability and diversity of supply. This new service will also provide the Delaware and Maryland divisions additional upstream transportation capacity to meet current customer demands and to increase their supply options as these divisions plan for sustainable growth.

•
On December 30, 2010, ESNG filed a base rate proceeding with the Federal Regulatory Energy Commission in accordance with the terms of the settlement agreement from its prior base rate base proceeding in 2008. ESNG expects the base rate proceeding to be completed in 2011.

•
Included in FPU’s results for the fourth quarter of 2010 is an additional accrual of $250,000 for the regulatory risk associated with FPU’s natural gas earnings, merger benefits and recovery of the purchase premium. The Company is required to detail known benefits, synergies, cost savings and cost increases resulting from the FPU merger and present the information in a “come-back” filing to the Florida PSC by April 29, 2011 (within 18 months of the merger). We are currently in discussions with the Florida OPC and the Florida PSC regarding the benefits and cost savings of the merger, current and expected earnings levels as well as the recovery of approximately $34.9 million in purchase premium and $2.2 million in merger-related costs. The additional accrual during the fourth quarter, which brings the total accrual to $750,000, was recorded based on management’s assessment of FPU’s current earnings, the regulatory environment in Florida and progress of the current discussions.

The discussions of the results for the periods ended December 31, 2010 and 2009, use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart. In addition, certain information is presented, which, for comparison purposes, includes only FPU’s results of operations for the periods ended December 31, 2010 and, in some cases, FPU’s results for the same periods in 2009, which were prior to the merger. Certain other information is presented, which, for comparison purposes, excludes results of operations of FPU from the consolidated results of operations and all merger-related costs incurred in connection with the FPU merger for the periods presented. Although non-GAAP measures are not intended to replace the GAAP measures for evaluation of Chesapeake’s performance, Chesapeake believes that the portions of the presentation which include only the FPU results, or which exclude the FPU results for the post-merger period and merger-related costs, provide helpful comparisons for an investor’s evaluation purposes.

Unless otherwise noted, earnings per share information is presented on a diluted basis. Earnings per share information for Chesapeake’s legacy businesses excluding the impact of the FPU merger and merger-related costs is calculated based on weighted average common shares outstanding, which excludes the shares issued in the FPU merger.
Comparative results for the years ended December 31, 2010 and 2009
Operating income increased by $18.2 million, or 54 percent, from $33.7 million to $51.9 million for the year ended December 31, 2010 compared to 2009. Included in operating income for the years ended December 31, 2010 and 2009 were $18.4 million and $3.5 million in operating income from FPU, respectively. FPU’s results have been included in the Company’s consolidated results since the completion of the merger on October 28, 2009. Also included in operating income for the years ended December 31, 2010 and 2009 were $660,000 and $1.5 million, respectively, in merger-related costs. Excluding the impact of the FPU merger and merger-related costs, operating income from Chesapeake’s legacy businesses increased by $2.5 million, or eight percent, to $34.2 million for the year ended December 31, 2010, compared to $31.7 million for the year ended December 31, 2009.
Regulated Energy
Operating income for the regulated energy segment for the year ended 2010 was $43.5 million, an increase of $16.6 million, or 62 percent, compared to the same period in 2009. An increase in gross margin of $51.4 million was partially offset by an increase in other operating expenses of $34.8 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2009	$74,296

Factors contributing to the gross margin increase for the year ended December 31, 2010:

Margin from FPU operations	46,239
Change in rates	2,244
Net customer growth	1,116
New transportation services	995
Favorable weather	612
Other	215

Gross margin for the year ended December 31, 2010	$125,717

•
FPU’s natural gas and electric distribution operations generated $37.1 million and $18.4 million, respectively, in gross margin for the year ended December 31, 2010. Gross margin from FPU’s natural gas and electric distribution operations included in the Company’s results in 2009 were $6.4 million and $2.8 million, respectively. Gross margin for FPU’s natural gas distribution operation in 2010 includes a $750,000 accrual for the regulatory risk associated with FPU’s natural gas earnings, merger benefits and recovery of the purchase premium previously described and the impact of the $8.0 million rate increase from the rate settlement in 2009. Gross margin for FPU’s natural gas distribution operation in 2010 also includes $148,000 generated from the 700 new customers added by the purchase of the operating assets of Indiantown Gas Company.

•
An annual rate increase of approximately $2.5 million for Chesapeake’s Florida natural gas distribution operation was approved by the Florida PSC in December 2009 and became effective in January 2010. The rate increase in 2010, net of the impact from the interim rate increase in 2009, generated additional gross margin of $2.2 million for the year.

•
Net customer growth of $1.1 million in 2010 is due primarily to two-percent growth in residential customers on the Delmarva Peninsula, which generated $512,000 in additional gross margin, and $587,000 in gross margin generated from new commercial and industrial customers added on the Delmarva Peninsula. In 2010, the Delmarva natural gas distribution operations added 10 large commercial and industrial customers with total expected annual margin of $748,000, of which $196,000 was recognized in 2010. The addition of certain commercial and industrial customers in 2010 also positioned us to further extend our natural gas distribution and transmission infrastructure in southern Delaware to serve other potential customers in the same area.

•
New transportation services implemented by ESNG in November 2009, May 2010 and November 2010 as a result of system expansion projects generated an additional $1.1 million in gross margin in 2010 compared to 2009. These expansion projects added 9,623 Mcfs of firm service per day with estimated annualized gross margin of $1.6 million, of which $1.2 million has been reflected in 2010’s results. New transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $329,000 in 2010. Offsetting these margin increases were decreased margins of $341,000 for the year resulting from transportation service contracts, which expired in November 2009 and April 2010, and a decrease in interruptible service to an industrial customer.

•
Colder weather on the Delmarva Peninsula generated an additional $365,000 in gross margin for the Delaware division, as heating degree-days increased by 102, or two percent, compared to 2009. Residential heating rates for our Maryland division are weather-normalized, and we typically do not experience an impact on gross margin from the weather for our residential customers in Maryland. Colder weather in Florida also increased gross margin for Chesapeake’s Florida natural gas distribution division by $247,000 in 2010.

Other operating expenses for the regulated energy segment increased by $34.8 million for 2010, largely due to the inclusion of $32.4 million in other operating expenses from FPU’s regulated energy operations for the period. The remaining increase of $2.4 million, or a five-percent increase over operating expenses in 2009, exclusive of other operating expenses of FPU, is attributable to (i) increased payroll and benefits of $705,000 due primarily to annual salary increases and incentive pay; (ii) increased depreciation and asset removal costs of $518,000 from capital investments made in 2010 and 2009; (iii) increased regulatory expenses of $349,000 associated with ESNG’s recent rate case filing and ongoing regulatory discussions involving the merger impact and recovery of the purchase premium in Florida; and (iv) increased non-income-taxes of $63,000 due primarily to increased gross-receipt taxes.
Unregulated Energy
Operating income for the unregulated energy segment for 2010 was $7.9 million, a decrease of $250,000, or three percent, compared to 2009. An increase in gross margin of $6.5 million was offset by an increase in other operating expenses of $6.8 million. A decline in operating income for the unregulated energy segment is largely attributable to the natural gas marketing business, which experienced a decrease in gross margin in 2010 due primarily to the absence of spot sales to one industrial customer. Items contributing to a period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the year ended December 31, 2009	$29,565

Factors contributing to the gross margin increase for the year ended December 31, 2010:

Margin from FPU operations	7,001
Volume increase — weather and other	1,077
Natural gas marketing	(1,030)
Propane wholesale marketing	(441)
Decreases in retail margin per gallon	(399)
Miscellaneous fees and other	340

Gross margin for the year ended December 31, 2010	$36,113

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, generated $10.0 million in gross margin in 2010. Gross margin from FPU’s unregulated energy operation and Chesapeake’s Florida propane distribution operation in 2009 was $3.0 million. All of Chesapeake’s Florida propane distribution operations were transferred to FPU after the merger.

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Increased gross margin from the addition of 436 community gas system customers in 2010 and 1,000 additional customers acquired in February 2010 as part of the purchase of the operating assets of a propane distributor serving Northampton and Accomack counties in Virginia contributed $170,000 and $235,000 to 2010 gross margin, respectively. Also contributing to the increase in gross margin was two-percent colder weather on the Delmarva Peninsula in 2010, as compared to 2009, as well as the timing of propane deliveries to bulk customers. The cumulative impact of the colder weather and the timing of deliveries resulted in increased gross margin of $672,000.

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In 2010, gross margin for the Company’s unregulated natural gas marketing subsidiary, PESCO, decreased by $1.0 million. Spot sales decreased from 2009, due primarily to the absence of spot sales to one industrial customer. Spot sales are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

•	The Company’s propane wholesale marketing subsidiary, Xeron, experienced a $441,000 decrease in gross margin in 2010 as a result of a 13-percent decrease in trading volume.

•
Inventory and swap adjustments for the 2008/2009 winter Pro Cap program of $1.8 million as a result of a sharp decline in inventory prices in late 2008, lowered the propane inventory cost of our Delmarva propane distribution operation during the first half of 2009 and generated higher retail margins during this period. During 2010, the retail margins returned to more normal levels, resulting in a lower retail margin per gallon, and decreasing gross margin by $399,000 for the Delmarva propane distribution operation.

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Other fees increased by $340,000 in 2010, due primarily to continued growth and increased customer participation in various customer pricing programs offered by the Delmarva propane distribution operation.

Other operating expenses for the unregulated energy segment increased by $6.8 million in 2010 due primarily to an increase of $6.0 million associated with the inclusion of FPU’s unregulated energy business. The remaining increase of $771,000 in other operating expenses over 2009, or a four-percent increase, exclusive of Florida operations, was attributable to (i) increased payroll and benefit costs of $446,000; (ii) increased non-income-related taxes of $315,000 due primarily to increased sales tax; and (iii) increased vehicle fuel costs of $166,000 due to increased propane deliveries and higher fuel costs. These increases were partially offset by a decrease in bad debt expense of $245,000 for the natural gas marketing operation as a result of expanded credit and collection initiatives.
Other
Operating income for the “Other” segment for the year ended December 31, 2010 was $513,000, compared to an operating loss of $1.3 million for the same period in 2009. This increase in operating income of $1.8 million resulted from an increase in gross margin of $747,000 primarily from BravePoint, the Company’s advanced information services subsidiary, and a decline in other operating expenses of $1.1 million, primarily due to lower merger-related costs expensed in 2010 compared to 2009.
BravePoint reported operating income of $759,000 for 2010, compared to an operating loss of $229,000 for 2009. Gross margin from BravePoint increased by $801,000 due to a seven-percent increase in billable consulting hours and higher revenue from its professional database monitoring, support solution services and product sales.
Other operating expenses decreased by $1.1 million in 2010 compared to 2009. The decrease in other operating expenses was attributable primarily to lower merger-related costs expensed in 2010 compared to 2009, and cost containment actions, including layoffs and compensation adjustments, implemented by BravePoint in 2009.

Interest Expense
Interest expense for the year ended December 31, 2010 increased by approximately $2.1 million, or 29 percent, compared to the same period in 2009. The primary drivers of the increased interest expense are related to FPU, including:
•	An increase in long-term interest expense of $1.3 million is related to interest on FPU’s first mortgage bonds.
•
Interest expense from a new term loan facility was $491,000 for the year. In January 2010, we redeemed two series of FPU bonds, the 4.9 percent and 6.85 percent series, by using $29.1 million of this new short-term loan facility to reduce the amount of the FPU secured long-term debt and to maintain compliance with the covenants in our unsecured senior notes.

•	Additional interest expense of $730,000 is related to interest on deposits from FPU’s customers.
Offsetting the increased interest expense from FPU was lower non-FPU-related interest expense from Chesapeake’s unsecured senior notes, as a result of scheduled repayments, and lower additional short-term interest expense due to the timing of capital expenditures and reduced working capital requirements, partially as a result of the increased bonus depreciation in 2010.
Chesapeake has entered into an arrangement with an existing unsecured note holder to refinance the new short-term loan facility as Chesapeake unsecured senior notes. If this facility is refinanced prior to July 8, 2011, these new unsecured senior notes will be issued at 5.68 percent and result in annual long-term interest expense of $1.7 million, representing additional interest of $1.2 million, compared to the interest expense of $491,000 on the new short-term loan facility in 2010.
Comparative results for the quarters ended December 31, 2010 and 2009
Operating income increased by $1.5 million, or 12 percent, to $14.2 million for the fourth quarter of 2010, compared to $12.7 million for the same period in 2009. Included in operating income for the quarters ended December 31, 2010 and 2009 were $4.2 million and $3.5 million, respectively, in operating income from FPU. FPU’s results have been included in the Company’s consolidated results since the completion of the merger on October 28, 2009. Also included in operating income for the fourth quarter of 2010 and 2009 were $481,000 and $948,000 in merger-related costs, respectively. Excluding the impact of the FPU merger and merger-related costs, operating income from Chesapeake’s legacy businesses increased by $385,000, or four percent, to $10.4 million from $10.1 million for the quarter ended December 31, 2010 compared to 2009.
Regulated Energy
Operating income for the regulated energy segment for the fourth quarter of 2010 was $11.1 million, an increase of $803,000, or eight percent, compared to the same period in 2009. An increase in gross margin of $6.2 million was offset by an increase in other operating expenses of $5.4 million. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2009	$27,017

Factors contributing to the gross margin increase for the three months ended December 31, 2010:

Margin from FPU operations	4,958
Increased customer consumption	332
Net customer growth	326
Change in rates	325
Favorable weather	212
New transportation services	112
Other	(21)

Gross margin for the three months ended December 31, 2010	$33,261

•
FPU’s natural gas and electric distribution operations generated gross margin of $9.8 million and $4.4 million, respectively, for the quarter ended December 31, 2010. Gross margin from FPU’s natural gas and electric distribution operations included in the Company’s results in the fourth quarter of 2009 were $6.4 million and $2.8 million, respectively. Colder temperatures in Florida in November and December 2010, compared to the same period in 2009, generated $422,000 in additional gross margin. Gross margin for FPU’s natural gas distribution operation in the fourth quarter of 2010 also includes $99,000 generated from the 700 new customers added in conjunction with the purchase of the operating assets of Indiantown Gas Company. Gross margin for FPU’s natural gas distribution operation in the fourth quarter of 2010 reflects the additional accrual of $250,000 recorded for the regulatory risk associated with FPU’s natural gas earnings, merger benefits and recovery of the purchase premium previously described.

•	Increased consumption, particularly by commercial and industrial customers on both the Delmarva Peninsula and in Florida, generated additional gross margin of $332,000 for the quarter.

•
Three-percent growth in residential customers for the Delmarva natural gas distribution operation generated $115,000 in additional gross margin in the fourth quarter of 2010, compared to the same period in 2009. Gross margin from commercial and industrial customers for the Delmarva natural gas distribution operation also increased by $186,000 in the fourth quarter of 2010, due primarily to the addition of 10 large commercial and industrial customers. Combined with other new large commercial and industrial customers added during the first three quarters of the year, these new large commercial and industrial customers will generate an estimated annual margin of $748,000, of which $196,000 has been reflected in 2010’s results. Also contributing to this increase is $25,000 in additional gross margin generated from customer growth in Chesapeake’s Florida natural gas distribution division.

•
Gross margin for Chesapeake’s Florida division increased by $470,000 in the fourth quarter of 2010, compared to the same period in 2009, from an annual rate increase of approximately $2.5 million approved by the Florida PSC in 2009 (effective in January 2010). Changes in customers’ rates and rate classifications, primarily for certain Delmarva natural gas distribution commercial and industrial customers with negotiated rates, lowered gross margin by $150,000 in the fourth quarter of 2010.

•
New transportation services implemented by ESNG in November 2009, May 2010 and November 2010 as a result of its system expansion projects generated an additional $200,000 to gross margin in the fourth quarter of 2010 compared to the same period in 2009. These expansion projects added 9,623 Mcfs of service per day with estimated annual gross margin of $1.6 million. New transportation service for an industrial customer for the period from November 2009 to October 2012 generated additional gross margin of $25,000 in the fourth quarter of 2010, compared to the same period in 2009. Offsetting these margin increases were decreased margins of $58,000 for the year resulting from transportation service contracts, which expired in November 2009 and April 2010, and a decrease in interruptible service to an industrial customer.

•
Colder weather on the Delmarva Peninsula generated an additional $146,000 of gross margin as heating degree-days increased by five percent for the fourth quarter of 2010 compared to the same period in 2009. Colder weather during the fourth quarter of 2010 contributed to an increase in gross margin of $66,000 by Chesapeake’s Florida division.

Other operating expenses for the regulated energy segment increased by $5.4 million in the fourth quarter ended December 31, 2010, largely due to the increase of $4.1 million in other operating expenses from FPU’s regulated energy operations for the period. Other operating expenses from FPU’s regulated energy operations for the fourth quarter of 2010 include increased non-income-related taxes, due primarily to the $265,000 accrual for sales tax. The remaining increase of $1.3 million, or a 13-percent increase from operating expenses in 2009, exclusive of other operating expenses of FPU, is attributable to (i) increased payroll and benefits by $255,000 due primarily to annual salary increases and incentive pay; (ii) increased depreciation and asset removal costs by $123,000 from capital investments made in 2010 and 2009; (iii) increased regulatory expenses by $257,000 associated with ESNG’s recent rate case filing and ongoing regulatory discussions involving the merger impact and recovery of purchase premium in Florida; (iv) increased costs related to pipeline integrity of $192,000; (v) increased non-income-related taxes of $170,000 associated with increased gross-receipt taxes; and (vi) increased bad debt expense of $58,000.
Unregulated Energy
The unregulated energy segment reported operating income for the fourth quarter of 2010 of $3.2 million, compared to operating income of $2.9 million for the same period in 2009. An increase in gross margin of $1.6 million was partially offset by a $1.3 million increase in other operating expenses. Items contributing to the period-over-period increase in gross margin are listed in the following table:

(in thousands)
Gross margin for the three months ended December 31, 2009	$9,272

Factors contributing to the gross margin increase for the three months ended December 31, 2010:

Volume increase — weather and other	853
Margin from FPU operations	648
Increase in retail margin per gallon	630
Natural gas marketing	(451)
Propane wholesale marketing	(292)
Miscellaneous fees and other	175

Gross margin for the three months ended December 31, 2010	$10,835

•
Increased gross margin for the Delmarva propane distribution operation resulted from the addition of 444 community gas system customers and approximately 1,000 customers added by the acquisition of the operating assets of a propane distributor in Virginia in February 2010, which generated $38,000 and $91,000 in gross margin for the fourth quarter, respectively. Five-percent colder weather on the Delmarva Peninsula, as well as the timing of propane deliveries to bulk customers, further increased gross margin by $718,000.

•
FPU’s unregulated energy operation, which is primarily its propane distribution operation, generated $2.6 million in gross margin in the fourth quarter of 2010. Gross margin from FPU’s unregulated energy operation and Chesapeake’s Florida propane distribution operation in the fourth quarter of 2009 was $1.9 million. All of Chesapeake’s Florida propane distribution operation was transferred to FPU after the merger.

•	Higher retail margins per gallon during the fourth quarter of 2010 generated additional gross margin of $630,000.

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In the fourth quarter of 2009, PESCO benefited from increased spot sales to customers on the Delmarva Peninsula. The absence of spot sales to one industrial customer on the Delmarva Peninsula decreased PESCO’s gross margin by $451,000 during the quarter. Spot sales are not predictable and, therefore, are not included in our long-term financial plans or forecasts.

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Xeron experienced a $292,000 decrease in gross margin during the fourth quarter of 2010 compared to the same period in 2009. Xeron’s trading volumes decreased by 10 percent in the fourth quarter of 2010 compared to the same period in 2009.

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Other fees increased by $175,000 in the fourth quarter of 2010, due primarily to continued growth and increased customer participation in various customer pricing programs offered by the Delmarva propane distribution operation.

Other operating expenses for the unregulated energy segment increased by $1.3 million in the fourth quarter of 2010, due primarily to $728,000 of other operating expenses associated with the inclusion of FPU’s unregulated energy business. The remaining increase of $585,000 in other operating expenses, or a 11-percent increase from other operating expenses, exclusive of Florida operations, was attributable to (i) increased payroll and benefit costs of $333,000 due primarily to increased bonuses; (ii) increased non-income-related taxes of $202,000 associated with increased sales tax; and (iii) increased vehicle fuel costs of $61,000 resulting from increased propane deliveries and higher fuel costs.
Other
Operating loss for the “other” segment for the fourth quarter of 2010 was $138,000, compared to $613,000 for the same period in 2009. The reduction in operating loss of $475,000 resulted from an increase of $123,000 in gross margin, primarily from BravePoint, and lower operating expenses of $337,000, as a result of lower merger-related costs in 2010.
BravePoint reported operating income of $236,000 in the fourth quarter of 2010, compared to operating income of $219,000 in the same period in 2009. Gross margin from BravePoint increased by $160,000 due to a two-percent increase in billable consulting hours and higher revenue from its professional database monitoring and support solution services, which was partially offset by higher operating expenses of $142,000.
Merger-related costs, net of costs previously deferred, decreased by $447,000 due to lower merger-related costs expensed in the fourth quarter of 2010 compared to the same period in 2009.
Interest Expense
Interest expense for the fourth quarter of 2010 decreased by approximately $108,000, or 4.7 percent, compared to the same period in 2009. The lower interest expense resulted from the lower principal balance of long-term debt and lower short-term borrowings due to the timing of capital expenditures and reduced working capital requirements, partially as a result of the increased bonus depreciation in 2010.
Partially offsetting the decrease in long-term interest expense for 2010 are increased expenses of $175,000 associated with interest on deposits from FPU’s customers and $135,000 in interest expense for the quarter from a new short-term term loan facility. In January 2010, we redeemed two series of FPU bonds, the 4.9 percent and 6.85 percent series, by using $29.1 million of this new short-term loan facility to reduce the amount of the FPU secured long-term debt and to maintain compliance with the covenants in our unsecured senior notes.

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
For the Periods Ended December 31, 2010 and 2009
(in thousands, except shares and per share data)

	Fourth Quarter		Year to Date
	2010	2009	2010	2009

Operating Revenues
Regulated energy	$72,155	$52,677	$269,934	$139,099
Unregulated energy	42,775	36,737	146,793	119,973
Other	2,829	2,301	10,819	9,713

Total Operating Revenues	117,759	91,715	427,546	268,785

Operating Expenses
Regulated energy cost of sales	38,894	25,660	144,217	64,803
Unregulated energy and other cost of sales	33,386	28,506	116,098	95,467
Operations	20,486	15,886	75,335	50,706
Transaction-related costs	481	948	660	1,478
Maintenance	2,096	1,498	7,484	3,430
Depreciation and amortization	5,040	4,353	20,758	11,588
Other taxes	3,188	2,206	11,064	7,577

Total operating expenses	103,571	79,057	375,616	235,049

Operating Income	14,188	12,658	51,930	33,736

Other income (loss), net of other expenses	(12)	144	195	165

Interest charges	2,222	2,330	9,146	7,086

Income Before Income Taxes	11,954	10,472	42,979	26,815

Income tax expenses	4,841	4,282	16,923	10,918

Net Income	$7,113	$6,190	$26,056	$15,897

Weighted Average Common Shares Outstanding:
Basic	9,516,370	8,659,935	9,474,554	7,313,320
Diluted	9,622,832	8,755,998	9,582,374	7,440,201

Earnings Per Share of Common Stock:
Basic	$0.75	$0.71	$2.75	$2.17
Diluted	$0.74	$0.71	$2.73	$2.15

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
For the Periods Ended December 31, 2010 and 2009

(in thousands, except degree-day data)	Fourth Quarter		Year to Date
Chesapeake and Subsidiaries	2010	2009	2010	2009
Gross Margin (1)
Regulated Energy	$33,261	$27,017	$125,717	$74,296
Unregulated Energy	10,835	9,272	36,113	29,565
Other	1,383	1,260	5,401	4,654

Total Gross Margin	$45,479	$37,549	$167,231	$108,515

Operating Income (Loss)
Regulated Energy	$11,149	$10,346	$43,509	$26,900
Unregulated Energy	3,176	2,925	7,908	8,158
Other	(137)	(613)	513	(1,322)

Total Operating Income	$14,188	$12,658	$51,930	$33,736

Heating Degree-Days — Delmarva Peninsula
Actual	1,810	1,726	4,831	4,729
10-year average (normal)	1,605	1,573	4,528	4,462

Heating Degree-Days — Florida
Actual	558	297	1,501	911
10-year average (normal)	325	316	919	863

Cooling Degree-Days — Florida
Actual	166	336	2,859	2,770
10-year average (normal)	275	276	2,718	2,694

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Supplemental Income Statement Data (Unaudited)
The following presents FPU’s results of operations for the three months and year ended December 31, 2010, included in Chesapeake’s consolidated results. The information presented below is for comparison purposes and is not intended to replace the GAAP measures for the evaluation of Chesapeake’s performance.

(in thousands)	Fourth Quarter	Year to Date
FPU Stand-alone	2010	2010
Gross Margin (1)
Regulated Energy
Natural Gas	$9,802	$37,057
Electric	4,364	18,390
Unregulated Energy
Propane and other	2,575	9,968

Total Gross Margin	$16,741	$65,415

Operating Income
Regulated Energy
Natural Gas	$3,296	$12,323
Electric	557	4,475
Unregulated Energy
Propane and other	368	1,573

Total Operating Income	$4,221	$18,371

(1)
“Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2010				For the Three Months Ended December 31, 2009
		Chesapeake				Chesapeake	FPU NG	FPU Electric
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	Distribution	Distribution
	Distribution	Division	Distribution	Distribution	Distribution	Division	(2)	(2)
Operating Revenues (in thousands)
Residential	$11,571	$1,155	$5,197	$10,990	$10,398	$888	$4,172	$13,559
Commercial	7,654	971	7,883	11,156	6,911	792	6,568	11,198
Industrial	1,144	1,082	2,109	1,708	1,140	1,016	1,898	2,361
Other (1)	5,292	563	2,225	(2,263)	3,869	421	(1,498)	(2,241)

Total Operating Revenues	$25,661	$3,771	$17,414	$21,591	$22,318	$3,117	$11,140	$24,877

Volumes (in Mcfs/MWHs)
Residential	684,329	97,507	311,130	73,363	586,870	66,075	237,500	70,959
Commercial	559,230	341,672	784,158	81,512	502,352	300,450	682,423	79,269
Industrial	1,000,019	3,206,128	510,577	13,770	815,685	2,912,077	440,797	13,130
Other	31,940	—	192,229	(7,175)	106,105	—	172,722	(3,631)

Total	2,275,518	3,645,307	1,798,094	161,470	2,011,012	3,278,602	1,533,442	159,727

Average customers
Residential	48,027	13,439	47,525	23,644	46,582	13,197	46,461	23,600
Commercial	5,036	1,166	4,532	7,366	5,011	1,116	4,448	7,423
Industrial	181	59	658	3	149	61	564	3
Other	4	—	—	—	8	—	2	—

Total	53,248	14,664	52,715	31,013	51,750	14,374	51,475	31,026

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes .

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They include the FPU results from the period prior to the merger with Chesapeake, which are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Twelve Months Ended December 31, 2010				For the Twelve Months Ended December 31, 2009
		Chesapeake				Chesapeake	FPU NG	FPU Electric
	Delmarva NG	Florida NG	FPU NG	FPU Electric	Delmarva NG	Florida NG	Distribution	Distribution
	Distribution	Division	Distribution	Distribution	Distribution	Division	(2)	(2)
Operating Revenues (in thousands)
Residential	$46,041	$4,716	$23,026	$51,498	$51,309	$3,682	$20,248	$43,805
Commercial	27,896	3,726	35,280	45,332	31,943	3,043	30,293	39,139
Industrial	3,766	4,610	8,433	7,705	3,696	4,260	6,600	7,555
Other (1)	3,162	1,847	(1,240)	(10,452)	2,268	1,376	(2,789)	(8,335)

Total Operating Revenues	$80,865	$14,899	$65,499	$94,083	$89,216	$12,361	$54,352	$82,164

Volumes (in Mcfs/MWHs)
Residential	2,881,073	392,845	1,329,598	347,040	2,747,162	318,417	1,157,074	316,306
Commercial	2,145,143	1,314,146	3,156,894	332,323	2,073,884	1,157,931	2,942,812	316,412
Industrial	3,020,907	13,490,494	2,066,605	66,580	2,446,993	13,264,646	1,795,756	64,950
Other	232,653	—	12,723	(6,287)	373,825	—	28,641	6,250

Total	8,279,776	15,197,485	6,565,820	739,656	7,641,864	14,740,994	5,924,283	703,918

Average customers
Residential	47,638	13,427	47,626	23,589	46,717	13,267	46,781	23,679
Commercial	5,048	1,135	4,498	7,374	5,019	1,114	4,466	7,405
Industrial	172	59	622	3	143	62	539	2
Other	5	—	—	—	10	—	—	—

Total	52,863	14,621	52,746	30,966	51,889	14,443	51,786	31,086

(1)
Operating revenues from “Other” sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third-parties and adjustments for pass-through taxes .

(2)
Operating revenue, volume and average customer information for FPU-Natural Gas Distribution and FPU-Electric Distribution are presented for comparative purposes only. They represent the FPU results from the period prior to the merger with Chesapeake and, therefore, they are not included in Chesapeake’s consolidated results.

Chesapeake Utilities Corporation and Subsidiaries
Condensed and Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Assets	2010	2009
(in thousands, except shares and per share data)

Property, Plant and Equipment
Regulated energy	$500,689	$462,061
Unregulated energy	61,313	61,334
Other	16,989	16,049

Total property, plant and equipment	578,991	539,444

Less: Accumulated depreciation and amortization	(121,628)	(107,318)
Plus: Construction work in progress	5,394	4,461

Net property, plant and equipment	462,757	436,587

Investments, at fair value	4,036	1,959

Current Assets
Cash and cash equivalents	1,643	2,818
Accounts receivable (less allowance for uncollectible accounts of $1,194 and $1,609, respectively)	88,074	69,773
Accrued revenue	14,978	12,838
Propane inventory, at average cost	8,876	7,901
Other inventory, at average cost	3,084	3,149
Regulatory assets	51	448
Storage gas prepayments	5,084	6,144
Income taxes receivable	6,748	2,614
Deferred income taxes	2,191	724
Prepaid expenses	4,613	5,853
Mark-to-market energy assets	1,642	2,379
Other current assets	245	147

Total current assets	137,229	114,788

Deferred Charges and Other Assets
Goodwill	35,613	34,095
Other intangible assets, net	3,459	3,951
Long-term receivables	155	440
Regulatory assets	23,884	20,100
Other deferred charges	3,860	3,891

Total deferred charges and other assets	66,971	62,477

Total Assets	$670,993	$615,811

Chesapeake Utilities Corporation and Subsidiaries
Condensed and Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
Capitalization and Liabilities	2010	2009
(in thousands, except shares and per share data)

Capitalization
Stockholders’ equity
Common stock, par value $0.4867 per share (authorized 25,000,000 and 12,000,000 shares, respectively)	$4,635	$4,572
Additional paid-in capital	148,159	144,502
Retained earnings	76,805	63,231
Accumulated other comprehensive loss	(3,360)	(2,524)
Deferred compensation obligation	777	739
Treasury stock	(777)	(739)

Total stockholders’ equity	226,239	209,781

Long-term debt, net of current maturities	89,642	98,814

Total capitalization	315,881	308,595

Current Liabilities
Current portion of long-term debt	9,216	35,299
Short-term borrowing	63,958	30,023
Accounts payable	65,541	51,462
Customer deposits and refunds	26,317	25,046
Accrued interest	1,789	1,887
Dividends payable	3,143	2,959
Accrued compensation	6,784	5,341
Regulatory liabilities	9,009	8,295
Mark-to-market energy liabilities	1,492	2,514
Other accrued liabilities	10,393	7,017

Total current liabilities	197,642	169,843

Deferred Credits and Other Liabilities
Deferred income taxes	80,031	66,008
Deferred investment tax credits	243	335
Regulatory liabilities	3,734	4,393
Environmental liabilities	10,587	11,104
Other pension and benefit costs	18,199	15,088
Accrued asset removal cost — Regulatory liability	35,092	33,214
Other liabilities	9,584	7,231

Total deferred credits and other liabilities	157,470	137,373

Total Capitalization and Liabilities	$670,993	$615,811

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.
Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake’s businesses is available at www.chpk.com.
For more information, contact:
Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799